Exhibit 10.1

ANDREW BARWICKI Incorporated
30 Wall Street, 8 Floor   New York, NY 10005
516-662-9461 / Andrew@barwicki.com
LETTER OF AGREEMENT
Date: December 31, 2014

Section 1. Services to be Rendered. The purpose of this Letter of Agreement is to set forth the terms and conditions on which ANDREW J. BARWICKI (AJB) agrees to provide Touchpoint Metrics (TPOI) investor relations services, as listed and defined on the following page, titled:
BARWICKI INVESTOR RELATIONS
TARGETING 1,200+ INVESTORS

Section 2. Terms of Agreement and Guarantee of Satisfaction. (a) The engagement of AJB under the provisions of this agreement shall continue until notice of termination is received. (b) TPOI may terminate AJB engagement hereunder, with or without cause, immediately at any time during this agreement. (c) AJB may terminate its engagement hereunder, with or without cause, at any time during this agreement.
Termination by either party must be done in writing, delivered by email or certified mail.

Section 3. Fees. TPOI shall pay to AJB for its investor relations services a fee of $3,600 per month. Fees are payable on or before the first day of each month. The first month fees are payable upon signature of this agreement.

Section 4. Severability. In case any provision of this letter of agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 5. Other Services. If TPOI desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 6. Confidentiality AJB shall hold in confidence and not utilize, other than for the benefit of the TPOI as a fiduciary, nor disclose to any person or party, except on a need to know basis for the benefit of the Company, any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which AJB has, or is given (or has had or been given), access as a result of this engagement and the relationship between TPOI and AJB. In rightfully disclosing Confidential Information under this Agreement, AJB will not do so without appropriate protective treatment of the applicable Confidential Information prior to its disclosure.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to Andrew Barwicki, 30 Wall Street, 8 FL, New York, NY 10005

/s/ Andrew Barwicki	December 31, 2014
Andrew J. Barwicki

ACCEPTED AND AGREED

/s/ Michael Hinshaw	01/05/2015
Signature

MICHAEL HINSHAW	PRESIDENT
Print Name	Title

Barwicki Investor Relations Incorporated
Targeting 1,200+ investors (institutional and/or individual) for your company every month

Mail 1,000 copies of your Company Fact Sheet monthly.
500 copies to institutional investors/brokers & 500 to individual investors monthly.
* The Fact Sheet is delivered by the US Post Office to recipients (this is not facsimile or email).
* Attracts NEW investors: The Fact Sheet introduces the company to institutional and individual investors alike.
* The Fact Sheet highlights recent business developments, accomplishments, financial results, etc
* The monthly mailing of your Company Fact Sheet initiates & supports a far-reaching & proactive IR program.
All costs (paper, printing, mailing labels & postage) are included in the monthly fee (no additional costs).

DISTRIBUTION-MAILING of FACT SHEET
➢ I have a database of 73,000+ institutional investors (money, fund & portfolio managers / hedge funds)
This is a proprietary database that I began in 1992 and has never been purchased, sold or traded.
➢ I have a database of 92,000 stockbrokers / financial advisors.
Database is purchased and updated from FINRA.
➢ I have a database of 54,000+ individual investors.
Database consists of seventeen NOBO lists (shareholder lists).
These databases are consistently updated and are used for the mailing of your FACT SHEET.

Contact 10 investors daily (200 monthly).Provide you with the list of 10 investors daily.
Target investors that invest in your specific sector / industry.
Determine and reach out to most likely investors- institutional / brokers & analysts / individual investors

Schedule and coordinate Road Shows (Dog & Pony) with Institutional Investors & Broker-Dealers.
CEO, President, CFO and/or SVP present at one-on-one meetings.
A One-Day Road Show is with institutional investors at five separate firms in one city. Scheduling is based on your & Senior  Management availability.
•	Non Deal Road Shows - Meetings with institutional investors and brokers for open market purchases
•	Deal Road Shows - Raising Capital.
My rolodex consists of 4,500+ institutional investors, 250+ broker dealer firms (800+ brokers) and
600 high-net worth individuals, all of which invest in private placements.
Handle all aspects of PIPE/Capital Raise- Coordinate one-on-one meetings with institutional investors/brokerdealers, prepare presentations, outline terms & review term sheets, schedule closings.

-	Write and Edit Press Releases <> Submit Press Release to Wire Service (BusinessWire/PR Newswire)
-	Develop and manage relationships with analysts, institutional investors and brokers that invest in sector.
-
Develop relationships with the media for the company and executives to appear and be quoted.  Established media contacts include writers and editors at The Wall Street Journal, Investors Business Daily, Financial Times, Fortune and Forbes.

-	Receive investor calls
-	Mail IR Kit in response to investor requests
-	Set-up and manage international Investor Relations program in Countries Company has business activities
-	Spokesperson <> introduce, position, and market the company's unique growth opportunities to targeted investors
-	Plan and manage meetings & presentations, conference calls, prepare financial marketing materials; annual reports, power point presentations, conference calls scripts
-	Provide investor relations feedback to Chairman, CEO, President, CFO and Board of Directors, which include financial and industry trends, shareholder concerns and competitor actions
-	Establish and maintain processes to monitor and measure the effectiveness of the investor relations program
-	Crisis Communications> Develop and assist in the vital internal & external communications
-	Oversee the Investor Relations Web-site on an ongoing basis; includes updating content as well as refining the web site to meet the needs of investors and in compliance with SEC guidelines.

Document all Work – I send you a Daily Update, by email, describing the days IR efforts.

Monthly Fee:	$3,600 per month, or
$3,100 per month with a one-time issuance of $15,000 worth of stock (6-month restriction).
The monthly fee includes the printing and mailing of 1,000 copies of your company Fact Sheet- no additional costs whatsoever. Each month you receive the ORIGINAL USPS mailing receipt for the 1,000 Fact Sheets and 25 extra copies.

Standard Terms of Agreement- month-to-month.